Exhibit 10.7

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) executed this 9th day of November 2005, between CAM Holdings LLC (“Employer”) and James D. Slater (“Employee”).

WITNESSETH:

WHEREAS Central Appalachia Mining LLC, a wholly-owned subsidiary of Employer, (“Central”) and Employee entered into that certain Employment Agreement dated April 30, 2003 (the “April Employment Agreement”); and

WHEREAS Central and Employee entered into that certain Employment Agreement dated December 16, 2003 (the “December Employment Agreement”) that superseded and replaced the April Employment Agreement; and

WHEREAS, Employer and Employee entered into that certain Employment Agreement dated November 30, 2004 (the “November 2004 Employment Agreement”) that superseded and replaced the December Employment Agreement; and

WHEREAS the parties hereto desire to enter this Agreement to supersede and replace the November 2004 Employment Agreement; and

WHEREAS Employer desires to employ Employee on the terms hereof, and Employee desires to accept employment on such terms; and

WHEREAS the parties hereto acknowledge that this Agreement is effective from the date hereof (the “Effective Date”)

In consideration of the mutual covenants herein contained, the parties agree as follows:

1.                                      Terms and Duties.

Commencing as of the Effective Date hereof and continuing until March 31, 2008, unless sooner terminated as herein provided or extended by mutual agreement of the parties (the “Employment Term”), the Employer hereby employs the Employee as its President and Chief Operating Officer and Employee accepts such employment. On the Effective Date, this Agreement shall replace and supersede the November 2004 Employment Agreement and the November 2004 Employment Agreement shall be of no future effect after the Effective Date. Employee’s responsibilities shall include management of Employer’s operations, as defined by Employer, including participation in goal development and budgeting, as well as other duties as defined from time to time by the Employer’s Chairman of the Board of Directors (the “Chairman”). Employee shall also be an officer of certain Employer’s subsidiaries and affiliates as determined by Employer. Employee shall report directly to the Employer’s Chairman. The Employee agrees to devote all of his business time and his best efforts to the business of Employer as may be necessary to perform his duties in accordance with the policies and budgets established from time to time by Employer and its Board of Directors. During the Employment Term, the Employee will not have any other employment.

2.                                      Compensation.

For Employee’s services hereunder for the 12 months ended December 31, 2004, Employer shall pay to Employee (a) a salary at the rate of Two Hundred Fifty Thousand Dollars ($250,000.00), payable periodically in accordance with Employer’s usual executive payroll payment procedures; plus (b) a bonus equal to the greater of (i) $150,000 (“Minimum Bonus”) or (ii) a contingent bonus (“Contingent Bonus”) equal to 2.5% of Employer’s pre tax income for the 12 month period ended December 31, 2004 computed in accordance with GAAP. Monthly pro rata bonus payments shall be made to Employee based on the Minimum Bonus. The Contingent Bonus, if any, shall be paid to Employee upon receipt of Employer’s reviewed statement of income but not later than March 31, 2005.

For the remainder of the Employment Term for Employee’s services hereunder, Employer shall pay Employee a salary of Four Hundred Thousand Dollars ($400,000.00) per year payable periodically in accordance with Employer’s usual executive payroll payment procedures; plus a contingent bonus equal to 1.0% of the Pre-Tax Income of the Employer (the “New Contingent Bonus”). Employer’s pre-tax net income shall be computed in accordance with GAAP excluding the net effects of the accounting for below market contracts arising from the asset purchase transaction with AEP Coal, Inc (“Pre-Tax Income”). The New Contingent Bonus will be based on the Pre-Tax Income for a fifteen (15) month period beginning January 1, 2005 and ending on March 31, 2006 and paid upon the receipt of the audit results for the year ended March 31, 2006. Thereafter, the New Contingent Bonus will be paid based on the Pre-Tax Income of Employer’s fiscal year and shall be paid upon the receipt of the audit results for that fiscal year.

In addition to the above but only upon the completion of a public offering of some or all of the Employer’s equity or a private sale of a majority of the Employer’s equity during the Employment Term (“the IPO”), Employee shall be entitled to a One Million Dollar ($1,000,000) bonus (the “IPO Bonus”). The IPO bonus will be earned by the Employee upon the fulfillment of the terms of this Agreement through the Employment Term. However, within thirty (30) days of the completion of the IPO, Employer shall make an advance payment of the IPO Bonus in the amount of Five Hundred Thousand Dollars ($500,000) (the “IPO Advance”). The remainder of the IPO Bonus shall be due and payable within thirty (30) days after the end of the Employment Term. If Employee voluntarily resigns his employment or is discharged for cause as defined in paragraph 9, hereof, then Employee shall refund all of the IPO Advance within thirty (30) days of his termination of employment with Employer.

3.                                      Automobile.

Employer shall provide Employee with the use of a 4-wheel drive vehicle suitable for the intended duties of the Employee. The cost of the vehicle to be provided shall not exceed Forty Five Thousand Dollars ($45,000.00).

4.                                      Place of Employment.

The Employee’s regular place of employment during the Employment Term shall be at the office of the Employer in Pikeville, KY.

5.                                      Travel; Expenses.

The Employee shall engage in such travel as may reasonably be required in connection with the performance of his duties. All reasonable travel and other expenses incurred by the Employee (in accordance with the policies and the budget of the Employer established from time to time) in carrying out his duties hereunder will be reimbursed by the Employer on presentation to it of expense accounts and appropriate documentation in accordance with the customary procedures of the Employer for reimbursement of executive expenses.

6.                                      Confidentiality; Competition.

(a)                                 The Employer possesses and will continue to possess confidential information that Employee may gain access to. For the purposes hereof, all confidential information about the business and affairs of the Employer (including, without limitation, business plans, real and personal property leases, financial, engineering and marketing information and information about costs, mining and processing methods, suppliers and customers, including such information created by Employee and confidential information of others obtained by Employer pursuant to confidentiality agreements) constitute “Employer Confidential Information.” Employee acknowledges that he will have access to and knowledge of Employer Confidential Information, and that improper use or revelation of same by the Employee during or after the termination of his employment by the Employer could cause serious injury to the business of the Employer. Accordingly, the Employee agrees that he will forever keep secret and inviolate all Employer Confidential Information which comes into his possession, and that he will not use the same for his own private benefit, or directly or indirectly for the benefit of others, and that he will not disclose such Employer Confidential Information to any other person except as necessary in pursuance of his duties.

(b)                                 The Employee agrees that during the Employment Term (or the period of one year after Employee’s termination as a result of Employee’s voluntary resignation or Employee’s termination for cause) the Employee will not (whether as an officer, director, partner, proprietor, investor, associate, employee, consultant, adviser, public relations or advertising representative or otherwise), directly or indirectly, be engaged in the business of coal mining or coal marketing in the Central Appalachian Region or the or the Northern Appalachian Region or the Illinois Basin or in Western Colorado (which the parties acknowledge is the Employer’s trading area). For purposes of the preceding sentence, the Employee shall be deemed to be engaged in any business with any person for whom he shall be an employee, officer, director, owner, employer, consultant, shareholder, or partner. Nothing herein contained shall be deemed to prohibit the Employee from owning, as a passive investment, a security of any issuer up to five percent (5%) of the voting interest or up to five percent (5%) of the economic interest of an issuer.

(c)                                  The terms of this Agreement are intended to limit disclosure and competition by the Employee to the maximum extent permitted by law. If it shall be finally determined by any court of competent jurisdiction ruling on this Agreement that the scope or duration of any limitation contained in this paragraph 6 is too extensive to be legally enforceable, then the parties hereby agree that the scope and duration (not greater than that provided for herein) of such limitation shall be the maximum scope and duration which shall be legally enforceable and the Employee hereby consents to the enforcement of such limitation as so modified.

(d)                                 The Employee acknowledges that any violation by him of the provisions of this paragraph 6 could cause serious and irreparable harm and damage to the Employer. He further acknowledges that it might not be possible to measure such damages in money and that Employer’s remedy at law for a breach or threatened reach of the provisions of Paragraph 6 would be inadequate. Accordingly, the Employee agrees that, in the event of a breach or threatened breach by him of the provisions of this paragraph 6, the Employer may seek, in addition to any other rights or remedies, including money damages, an injunction or restraining order, restraining the Employee from doing or continuing to do or perform any acts constituting such breach or threatened breach. In the event Employer seeks an injunction or restraining order, Employee and Employer agree that Employer shall not be required to post a bond to obtain the necessary equitable relief.

7.                                      Benefits.

The Employer agrees to provide to the Employee the benefits available to all salaried employees. Employee shall be entitled to two (2) weeks vacation each year during the Employment Term.

8.                                      Employee’s Representation Regarding Prior and Future Employment.

Employee hereby represents to the Employer that he has full lawful right and power to enter into this Agreement and carry out his duties hereunder, and that same will not constitute a breach of or default under any employment, confidentiality, non-competition or other agreement by which he may be bound. Further, Employee hereby represents to the Employer that he is not listed in the Office of Surface Mining’s Applicant Violator System database.

Employee further agrees to provide prompt notice to Employer of Employee’s first subsequent employment after ceasing to be an employee of Employer.

9.                                      Termination for Cause or Voluntary Resignation by Employee.

If Employee shall:

(i)                                     commit an act of dishonesty against the Employer or fraud upon the Employer; or

(ii)                                  breach his obligations under this Agreement and fail to cure such breach within five (5) days after written notice thereof; or

(iii)                               be convicted of a crime involving moral turpitude; or

(iv)                              grossly fail or neglect to diligently perform his duties hereunder and continue in his failure after written notice;

all such instances being deemed “for cause” under this Agreement;

then, and in any such case, the Employer may terminate the employment of the Employee “for cause” hereunder.

In the event of termination for cause or voluntary resignation by Employee, the Employee shall no longer have any right to any of the benefits (including future salary or bonus payments) which would otherwise have accrued after such termination.

10.                               Successors.

The rights, benefits, duties and obligations under this Agreement shall inure to and be binding upon the Employer, its successors and assigns and upon the Employee and his legal representatives, legatees and heirs. It is specifically understood, however, that this Agreement may not be transferred or assigned by the Employee. The Employer may assign any of its rights and obligations hereunder to any subsidiary or affiliate of the Employer, or to a successor or survivor resulting from a merger, consolidation, sale of assets or stock or other corporate reorganization, on condition that the assignee shall assume all of the Employer’s obligations hereunder and it is agreed that such successor or surviving corporation shall continue to be obligated to perform the provisions of this Agreement.

11.                               Notices.

Notices hereunder shall be in writing and shall be sent by certified or registered mail, telecopy, or recognized overnight delivery service (such as Federal Express) prepaid as follows:

To Employee:	To Employer:

James Slater 403 Cedar Creek Road Pikeville, KY 41501	CAM Holdings LLC P. O. Box 1169 Pikeville, KY 41502 Attention: Chairman Fax:606-432-0031

With a copy to :
Wexford Capital LLC 411 West Putnam Avenue Greenwich, CT 06830 Attn: Mark Zand Fax: 203-862-7452

and shall be deemed to have been given when telecopied to the addressee or three days after placed in the mail or the second business day following delivery to a recognized overnight delivery service (such as Federal Express), prepaid and properly addressed. Notices to the Employee may also be delivered to him personally. Notices of change of address shall be given as provided above, but shall be effective only when actually received.

12.                               Waiver of Breach.

The failure of either party to insist upon the strict performance of any of the terms, conditions, and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions, and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of the Employer shall be effective for any purposes whatsoever unless such waiver is in writing and signed by the Chairman.

13.                               Amendments.

No amendment or variations of the terms and conditions of this Agreement shall be made unless the terms of such amendment is in writing and signed by Employee and the Chairman.

14.                               Entire Agreement.

This Agreement constitutes the complete and entire agreement governing the terms and conditions of the employment relationship between the parties and supersedes any and all prior agreements or understandings. Both Employee and Employer acknowledge and agree that there are no oral or written understandings concerning the Employee’s employment by Employer outside of this Agreement.

15.                               Governing Law.

This Agreement shall be construed and enforced pursuant to the laws of the Commonwealth of Kentucky, including matters of law relating to the choice of law.

16.                               Counterparts.

This Agreement, as executed separately by the individual parties, shall be deemed to be an original, but all of which together shall constitute one document.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

EMPLOYER: CAM Holdings LLC

By:	/s/ Terry N. Coleman
Chairman

EMPLOYEE:

By:	/s/ James D. Slater
James D. Slater